Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

CHRISTOPHER & BANKS CORPORATION REPORTS
FIRST QUARTER FISCAL 2017 FINANCIAL RESULTS

- Net Sales of $88.6 million, reflecting a Comparable Sales Decrease of 8.9% -
- Gross Margin decreased 320 basis points -
- Selling, General & Administrative Expenses decreased by $4.5 million -

Minneapolis, MN, May 25, 2017 - Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today reported results for the first quarter ended April 29, 2017.

Joel Waller, Interim President and Chief Executive Officer, commented, “While our first quarter results did not meet our expectations, we are pleased with our strong eCommerce growth, as well as the traction we have gained across a number of initiatives that we expect will yield improved financial performance in the back half of the year. We also made meaningful progress on our cost savings initiative which contributed to a $4.5 million reduction in SG&A expenses during the quarter. Our first quarter sales were pressured by industry trends as well as by a shortage of spring and fashion inventory as a result of the decision made last fall to cut back on receipts. However, we have a merchandise strategy in place to provide a more consistent flow of newness and infuse additional fashion into the product assortment. We are beginning to see improved sales trends with the receipt of new fashion inventory during the second quarter and expect continued improvement into the third quarter as our September assortment will fully reflect this go forward strategy. Overall, we believe that the steps we are taking will position Christopher and Banks for consistent and profitable growth over the long-term.”

Results for the First Quarter Ended April 29, 2017

•
Net sales totaled $88.6 million, a decrease of 11.5%, while operating on average 479 stores. This compares to $100.0 million in net sales for the first quarter of fiscal 2016, while operating on average 516 stores.

•	Comparable sales decreased 8.9% following a 6.2% increase in the same period last year. eCommerce sales increased 14.7%.

•
Gross margin rate decreased 320 basis points to 34.5%, as compared to last year’s first quarter, primarily due to promotions to move through non-go-forward product and addressing slow sellers on a more frequent basis, as well as deleverage of occupancy.

•
Selling, general & administrative expenses (“SG&A”) decreased by $4.5 million, driven by lower store operating expenses, lower net employee compensation expenses, and lower professional fees. The SG&A expense decrease was also attributable to the absence of non-recurring charges of $2.0 million, including advisory fees in connection with shareholder activism and eCommerce transition costs incurred in the first quarter of fiscal 2016. These SG&A expense savings were partially offset by an increase in eCommerce operating expenses, higher medical expenses and higher marketing expenses. As a percent of net sales, SG&A improved approximately 50 basis points to 35.0%.

•	Net loss totaled $3.7 million, or ($0.10) per share, compared to a net loss for the prior year period of $0.2 million, or $0.00 per share.

•	Adjusted EBITDA*, a non-GAAP measure, was $(0.4) million, compared to $4.2 million for the same period last year.

Balance Sheet Highlights and Capital Expenditures
Cash, cash-equivalents and investments totaled $28.3 million as of April 29, 2017. Total inventory was $42.1 million at the end of the first quarter as compared to $50.5 million at the end of the first quarter last year. Merchandise inventory was down 16.7% at the end of the quarter as compared to the end of last year’s first quarter, due to a lower level of inventory entering the year, as well as lower receipts in the quarter.

Capital expenditures for the first quarter of fiscal 2017 were $2.1 million compared to $3.6 million in last year’s first quarter. Capital expenditures in the first quarter this year primarily reflected investments in new stores and technology associated with the Company’s Customer First initiative. For the first quarter ended April 29, 2017, the Company had no outstanding borrowings under its revolving credit facility.

Conference Call Information
The Company will discuss its first quarter results in a conference call scheduled for today, May 25, 2017, at 8:30 a.m. Eastern Time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within approximately one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until June 25, 2017. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until June 1, 2017. This call may be accessed by dialing 1-844-512-2921 and using the passcode 13662213.

Non-GAAP Measures
In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release contains a non-GAAP financial measure, Adjusted EBITDA. The presentation of this non-GAAP measure is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income or net loss, or any other measure of performance derived in accordance with GAAP. The Company believes the inclusion of this non-GAAP measure provides useful supplemental information to investors regarding the underlying performance of the Company’s business operations, especially when comparing such results to previous periods. This non-GAAP measure is not an alternative for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Investors are encouraged to review the reconciliation of the non-GAAP financial measure to its most directly comparable GAAP measure as provided in the table below.
_____________________
* Adjusted EBITDA is a non-GAAP financial measure. The Company defines Adjusted EBITDA as Net income (loss), adjusted for Income tax provision (benefit); Other income; Interest expense, net; Depreciation and Amortization; Impairment of long-lived assets; and certain non-recurring items. Please see “Non-GAAP Measures” above and reconciliations of this non-GAAP measure to the comparable GAAP measure that follows in the table below.

About Christopher & Banks
Christopher & Banks Corporation is a Minneapolis-based national specialty retailer featuring exclusively designed privately branded women’s apparel and accessories. As of May 25, 2017, the Company operates 475 stores in 45 states consisting of 320 MPW stores, 81 Outlet stores, 38 Christopher & Banks stores, and 36 stores in its women’s plus size clothing division CJ Banks. The Company also operates the www.ChristopherandBanks.com eCommerce website.

Keywords: Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe”, “drive” “in order to” and similar expressions and include the statements that; (i) the Company is pleased with the traction it has gained across a number of initiatives that it expects will yield improved financial performance in the back half of the year; (ii) the Company has a merchandise strategy in place to provide a more consistent flow of newness and infuse additional fashion into the product assortment; (iii) that the Company expects to see continued improvement in sales trends with the receipt of new fashion inventory during the second quarter and into the third quarter as the Company’s September assortment will fully reflect this go forward strategy; and (iv) that the steps the Company is taking will position it for consistent and profitable growth over the long-term.

These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause the Company’s actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond the Company’s control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales or gross margins; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support its operations; (iv) the effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to the Company’s merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans and initiatives; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “For Investors” and you are urged to carefully consider all such factors.

# # #

COMPANY CONTACT:
Peter G. Michielutti
Executive Vice President,
Chief Operating Officer and
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:
Jean Fontana
ICR, Inc.
(646) 277-1214

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended
	April 29,	April 30,
	2017	2016
Net sales	$88,556	$100,033
Merchandise, buying and occupancy costs	58,018	62,321
Gross profit	30,538	37,712
Other Operating Expenses:
Selling, general and administrative	30,974	35,477
Depreciation and amortization	3,099	3,022
Impairment of long-lived assets	70	168
Total other operating expenses	34,143	38,667
Operating loss	(3,605)	(955)
Interest expense, net	(31)	(39)
Other income	—	911
Loss before income taxes	(3,636)	(83)
Income tax provision	52	84
Net loss	$(3,688)	$(167)

Basic loss per share:
Net loss	$(0.10)	$0.00
Basic shares outstanding	37,090	36,922

Diluted loss per share:
Net loss	$(0.10)	$0.00
Diluted shares outstanding	37,090	36,922

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	April 29,	April 30,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$28,270	$25,703
Short-term investments	—	1,001
Accounts receivable	3,953	5,780
Merchandise inventories	42,068	50,531
Prepaid expenses and other current assets	4,539	10,099
Income taxes receivable	551	598
Total current assets	79,381	93,712

Property, equipment and improvements, net	54,335	60,344

Other non-current assets:
Deferred income taxes	331	400
Other assets	597	557
Total other non-current assets	928	957
Total assets	$134,644	$155,013

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$17,349	$18,494
Accrued salaries, wages and related expenses	6,476	6,744
Accrued liabilities and other current liabilities	24,996	22,516
Total current liabilities	48,821	47,754

Non-current liabilities:
Deferred lease incentives	8,671	9,974
Deferred rent obligations	6,625	7,468
Other non-current liabilities	2,637	1,346
Total non-current liabilities	17,933	18,788

Stockholders' equity:
Common stock	473	468
Additional paid-in capital	126,798	126,081
Retained earnings	53,330	74,633
Common stock held in treasury	(112,711)	(112,711)
Total stockholders' equity	67,890	88,471
Total liabilities and stockholders' equity	$134,644	$155,013

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Thirteen Weeks Ended
	April 29,	April 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(3,688)	$(167)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,099	3,022
Impairment of long-lived assets	70	168
Deferred income taxes, net	(9)	(7)
Gain on investments, net	—	(911)
Amortization of premium on investments	—	9
Amortization of financing costs	16	15
Deferred lease-related liabilities	(291)	58
Stock-based compensation expense	289	253
Changes in operating assets and liabilities:
Accounts receivable	(1,404)	(1,713)
Merchandise inventories	(5,234)	(8,050)
Prepaid expenses and other assets	(1,090)	(980)
Income taxes receivable	(35)	(84)
Accounts payable	3,378	1,971
Accrued liabilities	(1,613)	1,294
Other liabilities	1,912	71
Net cash used in operating activities	(4,600)	(5,051)

Cash flows from investing activities:
Purchases of property, equipment and improvements	(2,130)	(3,645)
Proceeds from company-owned life insurance	—	911
Maturities of available-for-sale investments	—	2,005
Net cash used in investing activities	(2,130)	(729)

Cash flows from financing activities:
Shares redeemed for payroll taxes	(6)	(23)
Net cash used in financing activities	(6)	(23)

Net decrease in cash and cash equivalents	(6,736)	(5,803)
Cash and cash equivalents at beginning of period	35,006	31,506
Cash and cash equivalents at end of period	$28,270	$25,703

Supplemental cash flow information:
Interest paid	$31	$47
Income taxes paid (refunded)	$(36)	$86
Accrued purchases of equipment and improvements	$243	$1,769

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION OF NET INCOME (LOSS)
(in thousands)
(unaudited)

The following table reconciles from Net loss to Adjusted EBITDA for the thirteen weeks ended April 29, 2017 and April 30, 2016:

	Thirteen Weeks Ended
	April 29,	April 30,
	2017	2016
Net loss	$(3,688)	$(167)
Income tax provision	52	84
Other income	—	911
Interest expense, net	(31)	(39)
Depreciation & amortization	3,099	3,022
Impairment of long-lived assets	70	168
Advisory fees in connection with shareholder activism	—	1,534
eCommerce transition fees	—	434
Adjusted EBITDA	$(436)	$4,203